Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated August 28, 2020 (October 21, 2020, as to the effects of the reverse stock split described in Note 17) relating to the financial statements of Foghorn Therapeutics Inc, appearing in Registration Statement No. 333-249264 on Form S-1 of Foghorn Therapeutics Inc.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

January 14, 2021